THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW

2921 N. TENAYA WAY, SUITE 234

LAS VEGAS, NEVADA 89128

(702) 952-8519

FAX (702) 952-8521

October 21, 2005

Robert L. Cox, CEO

InstaCare Corp. (f/k/a CareDecision Corporation)

2660 Townsgate Road, Suite 300

Westlake Village, California 91361

Re: InstaCare Corp. (the "Company")

Dear Mr. Cox,

Pursuant to your request, I have provided this opinion letter to be used in connection with the Company's application to register 518,000,000 shares of its common stock for sale via a public stock offering pursuant to Regulation S-B of the Securities Act of 1933, as amended. The Company has supplied me with the following Company documents with regards to this review: (1) Articles of Incorporation; (2) Bylaws of the Company; (3) complete minute book of the Company; (4) the Company's Form SB-2 Registration Statement; (5) the Company's Prospectus; (6) Public Subscription Agreement; and (7) audited financial statements.

Based upon the laws of the State of Nevada, including all applicable statutory provisions under the Nevada Revised Statutes and the Nevada Administrative Code, all applicable provisions of the Nevada Constitution, and all reported judicial decisions interpreting those laws, as well as my review of the above-mentioned documents provided to me by the Company, it is my opinion that any common shares sold in this public offering will be legally issued, fully paid and non-assessable upon issuance.

This legal opinion should in no way be construed to recommend the purchase of any securities and does not in any way form an opinion as to the merits of this offering. It is with my express permission that the Company may utilize this opinion letter in regards to any public registration filing, both state and federal. It is also with my express permission that the Company may name the undersigned as counsel in any public registration filing, both state and federal.

Sincerely,

/s/ Thomas C. Cook

Thomas C. Cook, Esq.